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                                                                    EXHIBIT 99.1


                        FOR:      SYNTHETIC INDUSTRIES, L.P.

                        CONTACT:  Leonard Chill
                                  Synthetic Industries, L.P.
                                  (706) 375-3121, Ext. 1279

For Immediate Release

                 SYNTHETIC INDUSTRIES, L.P. REPORTS DECISION OF
          DELAWARE SUPREME COURT ON DISSOLUTION OF LIMITED PARTNERSHIP

     CHICKAMAUGA, GA, March 23, 1998 -- SYNTHETIC Industries, L.P. today announced that the Supreme Court of the State of Delaware, in its decision on an interlocutory appeal filed by the Partnership, declined to overturn a preliminary injunction entered by the Delaware Court of Chancery preventing the Partnership from implementing the Partnership's Plan of Withdrawal and Dissolution. The Plan, which was approved by Limited Partners holding approximately 70% of the limited partner interests, was enjoined in connection with a civil suit brought by a limited partner against the General Partner. If implemented, the Plan would result in a dissolution of the Partnership and the distribution to its approximately 1,850 Limited Partners of a combination of cash and common stock in Synthetic Industries, Inc., a publicly traded corporation in which the Partnership holds approximately 67% of the currently issued and outstanding common stock. The General Partner is reviewing the Delaware Court's decision to determine whether in light of the Court's opinion any continued attempt by the General Partner to implement the Plan is practicable. Until the implementation of the Plan or some alternative means of distributing the Partnership's assets, the Partnership will continue to hold its interest in Synthetic Industries, Inc. as it has since 1986.

     Synthetic Industries, Inc. is the second largest manufacturer of polypropylene fabrics and fibers in the world. The Company's diverse mix of products is sold worldwide for such end uses as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics.

     This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations, estimates of costs or projected or anticipated results are changes in the price of polypropylene, the continued availability of polypropylene, changes to cost estimates relating to specific projects, changes in technology, success in developing and implementing new technologies and processes, competitive pressures on prices, success in integrating and operating acquired businesses, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental regulatory requirements). These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.

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